Exhibit 99.4

RISK FACTORS

Risks Related to Our Businesses
We rely on information systems to conduct our businesses, and failure to protect these systems against security breaches and otherwise to implement, integrate, upgrade and maintain such systems in working order could have a material adverse effect on our results of operations, cash flows or financial condition.
The efficient operation of our businesses is dependent on computer hardware and software systems. For instance, HC2 and its subsidiaries rely on information systems to process customer orders, manage inventory and accounts receivable collections, purchase products, manage accounts payable processes, track costs and operations, maintain client relationships and accumulate financial results. Despite our implementation of industry-accepted security measures and technology, our information systems are vulnerable to and have been in the past subject to computer viruses, malicious codes, unauthorized access, phishing efforts, denial-of-service attacks and other cyber attacks and we expect to be subject to similar attacks in the future as such attacks become more sophisticated and frequent. There can be no assurance that our cyber-security measures and technology will adequately protect us from these and other risks, including external risks such as natural disasters and power outages and internal risks such as insecure coding and human error. Attacks perpetrated against our information systems could result in loss of assets and critical information, theft of intellectual property or inappropriate disclosure of confidential information and could expose us to remediation costs and reputational damage. In addition, the unexpected or sustained unavailability of the information systems or the failure of these systems to perform as anticipated for any reason, including cyber-security attacks and other intentional hacking, could subject us to legal claims if there is loss, disclosure or misappropriation of or access to our customers’ information and could result in service interruptions, safety failures, security violations, regulatory compliance failures, an inability to protect information and assets against intruders, sensitive data being lost or manipulated and could otherwise disrupt our businesses and result in decreased performance, operational difficulties and increased costs, any of which could adversely affect our business, results of operations, financial condition or liquidity.
Foreign currency fluctuations can impact our financial results.
Foreign currency fluctuations can impact our financial results. During the years ended December 31, 2017, 2016, and 2015, approximately 11.5%, 28.4%, and 36.4% respectively, of our net revenue from continuing operations was derived from sales and operations outside the U.S. The reporting currency for our Consolidated Financial Statements is the United States dollar (“USD”). The local currency of each country is the functional currency for each of our respective entities operating in that country.
In the future, we expect to continue to derive a portion of our net revenue and incur a portion of our operating costs from outside the U.S., and therefore changes in exchange rates may continue to have a significant, and potentially adverse, effect on our results of operations. Our risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the USD/British pound sterling (“GBP”) exchange rate. Changes in the exchange rate of USD relative to the GBP could have an adverse impact on our future results of operations. We have agreements with certain subsidiaries for repayment of a portion of the investments and advances made to these subsidiaries. As we anticipate repayment in the foreseeable future, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the Consolidated Financial Statements. The exposure of our income from operations to fluctuations in foreign currency exchange rates is reduced in part because certain of the costs that we incur in connection with our foreign operations are also denominated in local currencies.
We are exposed to financial statement gains and losses as a result of translating the operating results and financial position of our international subsidiaries. We translate the local currency statements of operations of our foreign subsidiaries into USD using the average exchange rate during the reporting period. Changes in foreign exchange rates affect the reported profits and losses and cash flows of our international subsidiaries and may distort comparisons from year to year . By way of example, when the USD strengthens compared to the GBP, there could be a negative or positive effect on the reported results for our Telecommunications segment, depending upon whether such businesses are operating profitably or at a loss. More profits in GBP are required to generate the same amount of profits in USD and a greater loss in GBP to generate the same amount of loss in USD, and vice versa. For instance, when the USD weakens against the GBP, there is a positive effect on reported profits and a negative effect on reported losses.

We are subject to risks associated with our international operations.
Furthermore, significant developments stemming from the change in the U.S. Presidential Administration could have a material adverse effect on HC2. The U.S. Presidential Administration has expressed antipathy towards existing trade agreements, like NAFTA, and proposed restrictions on free trade generally and significant increases on tariffs on goods imported into the United States, particularly from China. Further changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently develop and sell products, and any negative sentiments towards the United States as a result of such changes, could adversely affect our business. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees could adversely affect sales or hiring and retention, respectively.